EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Dell Inc. (for the Dell Financial Services 401(k) Plan dated December 16, 2003) of our report dated September 4, 2003 relating to the financial statements and financial statement schedule of the Dell Financial Services 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Austin, Texas
December 12, 2003